Exhibit (h)(ix)

DRIEHAUS MUTUAL FUNDS

AMENDMENT TO

TRANSFER AGENCY SERVICES AGREEMENT

THIS AMENDMENT is dated as of the 12th day of October, 2011, by and between BNY MELLON INVESTMENT SERVICING (US) INC. (formerly, PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC Inc.) (“BNYM”) and DRIEHAUS MUTUAL FUNDS (the “Fund”).

WHEREAS, BNYM and the Fund are each a party to that certain Transfer Agency Services Agreement dated September 25, 1996, as amended to date (the “Agreement”);

WHEREAS, Section 18 of the Agreement provides that BNYM may delegate its duties only under certain circumstances;

WHEREAS, the parties hereto desire to amend Section 18 to allow for BNYM’s ability to use subcontractors and for such other matters as described herein; and

WHEREAS, any defined term(s) set forth in this amendment shall have the same meaning as set forth in the Agreement;

NOW, THEREFORE, pursuant to Section 17 of the Agreement, and in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, the parties hereby amend the Agreement in the following form:

1. Section 18 is hereby deleted in its entirety and is hereby amended and restated as follows:

18. Assignment and Delegation; Subcontracting. Except as expressly provided in this Paragraph 18, no party may assign, delegate or transfer this Agreement or assign, delegate or transfer any right or obligation hereunder without the written consent of the other party and any attempt at such shall be void. For clarification: “assign”, “delegate” and “transfer” as used in the foregoing sentence are intended to mean conveyances (whether by contract or operation of law) which fully and irrevocably vest in the assignee, delegatee or transferee all the rights and obligations being conveyed and fully and irrevocably divest the assignor, delegator or transferor of all the rights and obligations being conveyed. Notwithstanding the foregoing: (i) BNYM may assign or transfer this Agreement to an affiliate, provided that (A) BNYM gives the Fund thirty (30) days’ prior written notice of such assignment or transfer and any subsequent request for information by the Fund is promptly responded to by BNYM and/or the assignee or transferee; (B) such assignment or transfer does not impair the Fund’s receipt of services under this Agreement in any material respect; and (C) the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNYM; and (ii) BNYM may subcontract with, hire, engage or otherwise outsource to any affiliate, or to any unaffiliated third party indentified on Exhibit B, with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNYM of its responsibilities under Section (i)(A) and (B) above or any of its liabilities hereunder.

2. Exhibit B is hereby added to the Agreement pursuant to the amended and restated Section 18 above and as attached hereto.

3. Paragraph 8 of the Agreement is hereby amended by adding the following sentence after the end of the last existing sentence.

BNYM further agrees that such confidential information shall be held and treated by it, its officers, employees, affiliates, agents and subcontractors using the same degree of care used to protect its own confidential information, but in no event less than a commercially reasonable degree of care, and shall be used by each party only for the purposes for which it was provided and shall be disclosed by such party only to those employees who have a need to know in order to accomplish the business purpose in connection with which the confidential information was provided.

4. In all other respects, the Agreement shall remain unchanged and in full force and effect.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their duly authorized officers designated below effective as of the day and year first written above.

DRIEHAUS MUTUAL FUNDS

By:	/s/ Robert H. Gordon

Name:	Robert H. Gordon
Title:	Senior Vice President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Michael Denofrio

Name:	Michael Denofrio
Title:	E.V.P.

EXHIBIT B

Section 18

Approved Subcontractor List

XEROX Corporation and its affiliated entities

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